Exhibit 99.2

CONSENT OF LAZARD FRÈRES & CO. LLC

Special Committee of the Board of Directors

Keane Group, Inc.

1800 Post Oak Boulevard, Suite 450

Houston, Texas 77056

Dear Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated June 16, 2019, to the Special Committee of the Board of Directors of Keane Group, Inc. (“Keane”) as Annex D to, and the reference to such opinion letter under the headings “Summary— Opinion of the Keane Special Committee’s Financial Advisor” and “The Merger—Opinion of the Keane Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Keane and C&J Energy Services, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Keane filed with the Securities and Exchange Commission on July 15, 2019 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Douglas A. Fordyce
Douglas A. Fordyce
Managing Director

August 19, 2019